CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Security Bank Holding Company
Coos Bay, Oregon:

We consent to incorporation by reference in the Registration Statements (Nos. 333-28087 and 333-28095) on Form S-8 of Security Bank Holding Company of our report dated January 28, 2000, relating to the consolidated balance sheets of Security Bank Holding Company and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Security Bank Holding Company.


KPMG LLP
Portland, Oregon
March 27, 2000